Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

SERO - Serologicals Corporation 2006 Guidance Conference Call

Event Date/Time: Jan. 06. 2006 / 10:00AM ET

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Jan. 06. 2006 / 10:00AM, SERO - Serologicals Corporation 2006 Guidance Conference Call

CORPORATE PARTICIPANTS

David Dodd

Serologicals - President & CEO

Bud Ingalls

Serologicals - CFO

CONFERENCE CALL PARTICIPANTS

Paul Knight

Thomas Weisel Partners - Analyst

Melissa Kim

JPMorgan - Analyst

John Sullivan

Leerink Swann - Analyst

Stephanie Haggerty

Register & Akers - Analyst

Dan Laurent

First Allied - Analyst

Vivek Khanna

Argus Partners - Analyst

PRESENTATION

Operator

Good day, everyone. Welcome to the 2006 guidance conference call for Serologicals Corporation. For opening remarks and introductions, I will turn the call over to the Chief Executive Officer, Mr. Bud (sic) Dodd.

David Dodd - Serologicals - President & CEO

This is David Dodd. Glad to have everyone join us today and I would like to first just simply draw your attention to our Safe Harbor statement and our pro forma disclosure [comment]. Those are provided for your information and please pay attention to those.

Again as I said, I’d like to welcome you to today’s conference call. We feel that over the last year and a half, 2000 — 2005, the transformation process of Serologicals has in many ways been completed to becoming a new company. That doesn’t mean we won’t continue to invest and develop the Corporation in the manners in which we have, but we do believe we’ve brought forward the basic foundation, the platform for driving value to our shareholders, to our employees, and certainly to our customers.

I’d like to emphasize that today our overriding message, our focal point is that Serologicals is a high-growth company — high revenue growth, high earnings growth company — that consistently outperforms our competitors and our markets. We don’t try to engage in anything fancy. As we say internally — nothing fancy, just results. Our target continues to be to grow revenues at two to three times the rate of our markets. We continue to do that fairly well on a consistent basis. It’s built around a strategy that focuses on select high-growth markets where we can achieve and strengthen our leadership position.

As we’ve said before, it’s not our goal to have the broadest catalog. Rather it is to drive deep into targeted — specifically targeted areas where we have expertise and can drive leadership and market share built largely around a number of parameters and certainly high intellectual property is one of those to sustain that leadership in product development and customer relationship management that will drive further revenue growth and profitability and to continuously dedicate our efforts to identifying new opportunities to streamline our operations, becoming leaner and more efficient.

As you know and we’ve said before, and you’ll hear a lot of our messages on an ongoing basis, we try to deliver value by focusing very heavily on the portfolio we have and the execution of customer development. Again, today in excess of 70% of all our revenues come from products that are either patented, exclusively licensed, or proprietary. That compares to less than 20% in those categories simply five years ago.

Our business model is to identify attractive, select markets in the research area and in bioprocessing, to develop what we refer to as best in class products, tools, and services certainly through internal development, acquisitions, licensing and collaborations. We place a great emphasis on first mover status as we identify new areas in which to grow and, again, on having a very strong proprietary position in those markets.

Third, to leverage our infrastructure. We have very successfully built a strong global commercial salesforce for all of our businesses today. We’ve implemented a strong R&D capability; and I refer to it as portfolio development, meaning both internal development as well as the in-licensing of products, and certainly continuing to look at our facilities. This is all working extremely well.

Our SG&A, certainly relative to revenues, continues to decline. Our R&D investments continue to increase both in absolute as well as as a percentage of sales, and we’ve seen our gross margin over the last several years go from the low 40s to almost 60% today. So the result of this is high-growth, high margins, most importantly, high shareholder value.

Today, as I mentioned, we’re a new company. In the last five years we have executed five acquisitions. We don’t try to do the most in the industry; we just try to do those that fit our plan and that we believe will continue to drive value. In fact, we have invested through both acquisitions and infrastructure development in excess of $400 million over this time period, resulting in adding in excess of 150 people in R&D over this time period and in excess of 165 in the commercial staff additions which we think has resulted in the one of the highest if not the highest levels of productivity in both customer development as well as new product development.

Our foundation for continued success is built upon the mix of — focused on the Research area and bioprocessing. But this year approximately 60% of our revenues will come from our research business segment, while 40% will come from our bioprocessing. You may recall that we entered the research marketplace very slightly in December of 2001 with the acquisition of Intergen and then became a real player in the April 2003 acquisition of Chemicon.

Today we have a broad portfolio and customer base in research. We have in excess of 11,000 products. Approximately 70% of our revenues in that category come from the class of patented, exclusive licensed or proprietary. We hold the leadership position in the areas related to kinases, neuroscience, stem cell research, nuclear function, and certain areas of antibody technology. We clearly have been the pioneer in such areas of kinase selectivity screening services and continue to build further our leadership position in that marketplace.

In the bioprocessing area, the dynamics there are much different. It’s a highly concentrated customer product base, approximately four product lines there account for 90% of our revenues and approximately ten customers represent about two-thirds of all of our revenues. However, we have a very strong, protected position with approximately 90% of our revenues coming from non substitutable products — EX-CYTE; Probumin, our proprietary bovine serum albumin; Incelligent, our recombinant human insulin; and [mono serum], our monoclonal antibodies used in blood typing reagents all end up giving us very strong, non substitutable brands with leadership positions in their markets.

The result of this has been extraordinary financial performance over the last several years. Looking back from ‘01 through ‘05, we see a revenue growth rate through the execution of this strategy of 50% compounded annual growth rate in revenues as we continue to sell off our original business, buy into others, and successfully integrate and consolidate those. The result on our pro forma EPS for continuing operations, 31% compounded annual growth rate. Our focus continuously is on value creation for our shareholders and certainly for our customers as well as our employee base.

It demonstrated impressive organic growth also. If one looks over the years ‘03 through 2005, we’ve had a very strong growth rate of 15%. The drivers of that organic growth have been what we believe reflected in our Company, especially in our research segment, as the highest new product development and commercialization productivity in the industry. We don’t know for sure if that’s true, but we’ve seen no one else lay the numbers out as we continuously do to compare.

We have sustained leadership in kinase profiling and assays, in nuclear function, in stem cell research products, in general and drug discovery support tools and in cell culture supplements. In addition to our worldwide sales and distribution network we’re heavily penetrated in the U.S., we’re now fully direct in Europe, and we’ve initiated our footprint and foundation in Asia Pacific. And that’s now all resulting in actually bringing opportunities to us due to our commercial presence and our capability for delivering results in a very rapid manner.

Now let’s take a moment and look at 2005. I’d like to first of all focus on the guidance that we had provided at the end of third quarter. I’m very pleased to say that we not only plan to meet but will very likely exceed that guidance. We have had outstanding performance through an outstanding team supported by outstanding management, which has all delivered outstanding results. I’m very pleased with the results of that.

This is a true organic growth rate of 13%. You may recall that at the end of third quarter we were on a year-to-date of a 12% organic growth rate, so obviously we’ve had a strong fourth quarter in revenue growth. And we anticipate on a pro forma EPS of, again, meeting and very likely exceeding the guidance that we’ve previously given to you.

Some key accomplishments in ‘05, we continue to introduce innovative products and broaden our portfolio. We certainly expanded our kinase assays and panel offerings and we’re continuing to surround that business which we refer to as our drug discovery business segment with more and more.

We’ve actually mapped out, as many people have done, all the processes and activities that occur from the point of a particular biological discovery at the bench up through the point of target selection, and our business segment team has focused, as our entire organization is, around that area of trying to identify as much of that process that we have available to either support directly through products as well as obtaining business relationships through the outsourcing of those activities to us. We’ve been very successful in that area and continue to expand far beyond the kinases, including our GPCR cell lines that we entered about 18 months ago and that’s going very well and also new areas in which we are moving into including ADME/Toxicity type testing services.

We introduced to part of the EX-CYTE franchise Onco-CYTE and Hybri-CYTE, and we also acquired, very importantly, the UCOE gene expression technology which enhances the expression of proteins and antibodies within cell lines. That’s very central not only to what we’re doing in the bioprocessing, but across our entire business and we think it actually opens up some very unique opportunities to assist our customers in actually reducing the amount of certain supplements, even those that we may be selling to them, because of the increased expression of proteins and antibodies. And we netted out that it’s a positive growth business at a higher margin for us by doing such.

Secondly the increased value of new products released through our kids and higher value added application continues. We dramatically increased new product introduction by 44% in 2005. You may recall that I reported — I’m not mistaken that in 2003 when we had Chemicon as our single element in research I believe we introduced — it was about 587, so about 600 products that we introduced that year. At the end of third quarter, we talked about having introduced 1,500. We have introduced in ‘05 in excess of 1,700; in fact 1,730 new product versus 1,207 in all of ‘07.

We continue to drive increases in the average revenue per product. Again, in 2003 that was less than $1,000, it now exceeds $8,000. That’s another way we expect to drive great value. And we’ve successfully integrated Chemicon and Upstate into one organization focused on billing customers and developing strong portfolio of products and services. The leveraging is working for us — lower SG&A, greater concentration, and higher investment in R&D and improved margins overall.

So the results in 2005 — superior growth to our markets and to our competitors. We clearly outperformed the industry in ‘05. As we all know, the global market for research products is being estimated growing about 5 to 6% and the 13% is for total Serologicals. If we simply break out our research segment, which would compare that 5 to 6, and we’re seeing an organic growth rate just shy of 20%, at 18, a little over 18%. So there we have a very strong multiple of performance.

NIH funding continues to be relatively flat; actually it declined slightly in ‘05. It’s expected in increase a little bit, about half a percentage point as best we can tell in ‘06. The pharmaceutical Biopharmaceutical preclinical expenditures appear to be growing at around 15%. As you may recall at the end of third quarter on a year-to-date basis our drug discovery business had grown, again, year-to-date 82% and we’re seeing a total cell culture market growth rate of around — a little bit less, but around 10%.

So we continue to grow at multiples of our top-line growth rate for our competitors. Key areas of strength in our research area, as I mentioned — drug discovery up 82%; nuclear function 19%; stem cell research 15% — the latter we expect to see even enhanced growth rate in 2006. And just as importantly is the geographic expansion success that we’re achieving — North America up 15%; Europe up 18%; Asia Pacific up right at 30%, and we expect a significant improvement even in that growth rate in 2006.

So turning to 2006, let’s take a moment and discuss what our guidance and expectations are. First of all, it’s all built upon a very strong belief and continued high revenue and earnings growth in 2006. Our number one priority is to drive value through superior execution and performance. We’re looking at a revenue range of $295 to $305 million, which reflects a growth rate of 11 to 13%. We’re anticipating earnings per share to grow over 20%; approximately 22% from 112 to 1/16 is a range we’re giving. And Bud will in a minute go through greater details on our CapEx, but there we’re looking at investment of $23 million, an increase of $8 million over the 15 million in ‘05. In our EBITDA we’re looking at a growth rate in excess of 30% at 32 to 34%, translating to $82 to $87 million versus $62 to $65 million for this year. So as we look at it, continued outstanding superior performance in our markets and by our team.

Turning now to focus a little bit on initiatives behind each one of the segments in the research area. We continue to focus very heavily on what we can map out and bring in to our organization, again, from the point of discovery through target selection. So focusing there is to expand our leadership positions and our current drug discovery target offerings, as well as identifying new ones.

So the kinases, the GPCRs, The HDACs, the phosphatases, ion channels as examples. Identify promising new platforms and technologies that will enable our customers to make more informed decisions, for instance in ADME toxicity testing, working through our relationship with CHR Biosciences, as well as our newer ones that will be announced as we move through ‘06. To continue to build our portfolio, both products and services certainly too aggressively grow our proprietary stem cell research portfolio.

We’ve taken that business segment from a single product when we acquired Chemicon in April of 2003 to a full portfolio today that includes our recent agreement with Stem Cell Sciences out of Edinburgh where we’ve already successfully transferred their technologies into our specialty media operations and bring forward new products to the market, to our agreement with WARF, Wisconsin Alumni Research Foundation, to them transferring their technologies on human stem cells into our Temecula location, which we’ve achieved and continue to build our own internal developments there.

Also to develop content rich applications using our multiplexing and other cell-based assays. Also to continue to become leaner, more efficient, more impactful, to streamline our production and manufacturing activities, consolidate customer service to provide single point of contact for our customers, and to develop comprehensive ecommerce solutions to better manage customer relationships.

We’re modeling an ecommerce, not what other catalog companies and research reagents are doing or have done, more importantly we’re looking out across other industries and looking how companies are actually driving in a very proactive manner transactions. That are engaging actively customer development through ecommerce, through the Web networks, that is how we are approaching this. All of this also to reduce our new product development cost. We want to reduce those costs, increase our impact and the value we deliver, and then continue to grant good value for our shareholders.

In the bioprocessing segment to focus on delivering superior service. As we mentioned or I mentioned earlier, it’s a highly concentrated customer base, highly concentrated product line, very important for us to continue our resources to our EX-CYTE customers. You’ll hear some update on our EX-CYTE customer base today as Bud presents. And also streamline our customer distribution process. Continue to strengthen our product portfolio, not only with the new technologies such as UCOE but also a continuation of our animal free EX-CYTE product development as well as our recombinant human transferrin product development.

Become leaner and more efficient; continue process improvements in Kankakee. We have had significant success, which we’ll talk about in a few minutes, just in this past year in Kankakee on expansion of capacity and capabilities. We run this business around a Six Sigma and lean manufacturing. We don’t tout it a lot because we believe it’s more important to just do it and deliver the results than to talk about the activities we have underway and how we’re running the Company. For us the results speak for themselves; that’s how we like to be measured and that’s how we measure ourselves.

Our acquisition strategy continues to be focused on the short-term to identify additional opportunities in high-growth markets to fill gaps or to enter adjacent markets. We literally look at the growth rate of another company. Does it add to what we are trying to achieve as a growth rate? If it’s less than ours, we tend to back away. We look at its earnings power, its gross margin contribution — everything intended to enhance relative to simply broaden. Long-term to identify opportunities to increase scale and portfolio diversification.

All our transactions must be accretive for us to proceed. We have several still under valuation right now as we always do and we’ll continue to keep you updated as some of those come to fruition. Most of them, as always happens, tends not to for different reasons, but we evaluate them in great detail and will keep you updated. At this point I’m going to turn it over to Bud Ingalls, our Chief Financial Officer, who will take you through some further information and elaborate on some of our greater details. Bud?

Bud Ingalls - Serologicals - CFO

Thank you, David. I’d like to now take a few minutes and review some of the critical assumptions behind the guidance that has been outlined by David and to take a moment to review certain other related financial issues and our metrics for 2006.

As we’ve said before, the Company has had an ongoing project focused on plant consolidation and rationalization opportunities. Clearly the goal of this is to continue to reduce our operating costs at all our plants, improve the productivity and efficiency throughout the organization, improve all elements of our supply chain logistics, and maintain and even improve the high level of customer service that our customers expect today.

In developing our plans and guidance for 2006, we’ve looked at all our operations and are making some very difficult decisions that we want to review with you today. These decisions impact the operations at Lake Placid, Toronto, and our Lawrence, Kansas facility. First in terms of Lake Placid, this past summer we outlined a plan to accelerate the integration of the Upstate organization and facilities into our overall Research organization. Initially this was focused on overhead functions — business management, R&D, business development, marketing, scientific sourcing, as well as finance and accounting.

This integration is now complete and we have achieved annual savings from this effort of approximately $3 million. We expect to see the full benefit of this effort in 2006. This past fall we also made the decision to move all supply chain management operations from Lake Placid to Temecula, California. We expect to move all manufacturing operations by the end of the first half of 2006.

This movement we believe will have numerous benefits. All of our research expertise including R&D, customer service, tactical support, manufacturing and distribution will now be in a single location. This will enable us to leverage the strong supply chain management skills that are already in place in Temecula and will result in an additional cost savings of at least $5 million on an annual basis beginning in the second half of 2006.

Turning to our plans for Toronto, as David indicated, the Company currently manufactures cold fractionated as well as heat shocked bovine serum albumin along with several enzyme products at our facility in Toronto, Canada. A large portion of this facility is more than 45 years old and was purchased from the Intergen company in December 2001. The plant has approximately 25,000 square feet of manufacturing space and is the lowest margin plant we currently operate.

In addition, we estimate that the plant will require significant capital investment, more than $6 to $8 million, to upgrade the equipment and enhance the safety of the facility. We have made the decision to move all the production currently at Toronto to our Kankakee facility outside Chicago and to close down the Toronto site by the end of the first half of 2006. We plan to write the Toronto plant down to fair market value during the fourth quarter of 2005. The Toronto plant currently has a net book value of approximately $17 million.

At this time, we are analyzing the potential impairment arising from this decision, but anticipate that this will be a significant portion of the 17 million. We also expect to incur an additional cost of 2 to 3 million in closure costs related to clean up, dismantling, and severance. We do believe there will be savings from this decision. In addition to avoiding the CapEx spending required to upgrade the facility, we also believe that we will see an improvement of at least 8 to 10% on the gross margin on products currently manufactured in Toronto. Of course, we should also see benefits from plant consolidation and leveraging our strengths already in place in Kankakee.

I’d like to now turn and discuss our outlook for EX-CYTE, our cell culture patented cell culture supplement product, and our plans for Kankakee and Lawrence. As we have reviewed with you previously, demand for EX-CYTE continues to grow as expected. We have four FDA approved products that incorporate EX-CYTE into their production and licensing process. Three of the four products have been very successful and continue to see increased demand and additional indications approved.

In addition, there are now two additional products that are in Phase III clinical trials that have also incorporated EX-CYTE. These two additional products are very promising, but will not likely add significant volumes until after 2007. We also had more than 25 additional early stage products that incorporate EX-CYTE and will also generate additional demand in the years ahead.

Over the past several months, we have continued to focus on process improvements and lean manufacturing initiatives at all our plants, particularly at Kankakee. We have focused on individual production processes to reduce production constraints and increase capacity. It’s a classic example of debottlenecking the manufacturing process. This effort has been very successful and we have achieved an increase in production capacity of EX-CYTE at Kankakee of more than 50% using our existing equipment.

During the fourth quarter of ‘05 we were successful in operating the facility using the streamlined operations and that has enabled us to improve EX-CYTE margins. They’ve actually improved by some 400 to 500 basis points over the past year as a result of spreading additional production over the cost basis of the facility. In addition, we have identified additional process improvements that will increase the production capacity of EX-CYTE to over 100,000 liters per year. This equates to more than $70 million of final product sales.

As a result of these developments the Company has made the difficult decision that we will not start up the Lawrence facility as anticipated. We are very confident that we can meet current and anticipated demand for EX-CYTE using our existing Kankakee facility. We expect to write down the Lawrence facility to net realizable value as part of our Q4 2005 closing and to prepare the facility for sale. At this time we are analyzing the potential impairment arising from this decision. Additionally, we anticipate $3 to $4 million in closure costs related to severance and other costs to prepare the facility for sale.

These decisions, while difficult, will eliminate issues related to excess capacity; will enable the Company to maintain and even improve on current margins. We’ll consolidate our manufacturing and product distribution at one location and will focus all cell culture operations at one location.

Turning to our capital expenditure plans for 2006; just a brief summary of some of the key places where we’re planning on investing in 2006. As David indicated, we are expecting to make a significant investment in our information and operating systems in 2006. The biggest single investment is to significantly expand our e-commerce capability, primarily for our research customers. This is a very important initiative for us in 2006 as we look to implement new technology to enhance our revenue growth as well as reduce our overall cost of selling for this segment.

Other large-scale items, as we move out of Lake Placid we will need to make additional investments in Temecula to expand our manufacturing as well as our other supply chain processes. At Kankakee we will continue to invest there to enable us to move our Toronto production to Kankakee and to further improve our product distribution process during 2006. And finally, we do expect additional investment in Dundee, Scotland to expand our drug discovery services capacity and to enable us to keep up with this rapidly growing business segment.

Just a few minutes on some key metrics related to our guidance for 2006. We should see significant growth of our free cash flow in 2006 consistent with our growth in both revenue and profitability. We expect free cash flow to increase at least 25% to over 40 million, reflecting the increased profitability in addition to the increased investment in CapEx. On our DSO side, we do expect to see improvement from — to 55 days from our current 60 days at the end of the fourth quarter.

In addition, with our increased profitability and lower asset base we do expect to see our return on assets to exceed 15% during 2006. And finally, we have estimated what our — estimated costs of stock option expense that will be recorded during 2006 under FAS 123(r). This is expected to be approximately $0.04 to $0.06 per share or a little over $3 million on a pre-tax basis for 2006. This reflects options granted to date but does not include any potential additional grants during 2006. This expense will be included in our GAAP results but excluded from our pro forma results.

Finally, just a few minutes on our quarterly loading for 2006. We don’t provide quarterly guidance but want to share some of our comments regarding overall loading for next year. The slide show here reflects the current overall loading by quarter for 2005. You can see in 2005 we had approximately 21% of our annual revenue in the first quarter and 14% of our EPS in the first quarter. We do expect to again see the back end loading of results in 2006 similar to 2005. However, it will again even be more extreme as it relates particularly to the first quarter of 2006.

We do expect that the first-quarter revenue will be about 16 to 18% of full-year revenue and will be a proportional impact on EPS really due to the fixed nature of both SG&A and R&D costs. As David indicated, we did finish 2005 on a strong note, but we will again start the year rather slowly, again, with a strong finish anticipated. I’d like to now turn the call back over to Carlo for a question-and-answer period.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Paul Knight, Thomas Weisel Partners.

Paul Knight - Thomas Weisel Partners - Analyst

What’s the overall organic growth rate you’re expecting in Q4 and in ‘06 as well?

David Dodd - Serologicals - President & CEO

In Q4 — clearly we had through third quarter a 12% and so we’re going to be looking organically at over 15% to get to that annual number of 13%. So we’ll have 13% for the full year of ‘05 and that will translate in an organic growth rate in excess of 15% for fourth quarter. And in ‘06, basically about 13%.

Bud Ingalls - Serologicals - CFO

11 to 13.

David Dodd - Serologicals - President & CEO

Yes, 11 to 13% organically. We have not incorporated any type of assumptions. We do continue, as I mentioned, to look at acquisitions — some smaller ones more like a UCOE technology built on that, portfolio enhancements, there’s — that we continue to look at actually are more of a scale type thing that will enhance our competitive nature in our markets.

Paul Knight - Thomas Weisel Partners - Analyst

And then, Bud, I guess accordingly we should also assume margin expansion more so in the second half of the year due to the facility event?

Bud Ingalls - Serologicals - CFO

That’s a fair assumption, Paul. We’ll start to see the benefits of these facility decisions.

Paul Knight - Thomas Weisel Partners - Analyst

Okay, I think that’s it for now.

Operator

Melissa Kim, JPMorgan.

Melissa Kim - JPMorgan - Analyst

Thanks for taking my call. I think you mentioned in the beginning of the call that new areas of expansion more ADME/Tox testing services. Could you talk a little bit about that?

Bud Ingalls - Serologicals - CFO

Certainly. We made an announcement last June or in the middle of June on an agreement we signed with CXR Biosciences, for instance, which is based in Dundee, Scotland. Working in conjunction with them, as we indicated at that time, we have been working towards taking their patents that are built upon some elements of ADME/Tox testing and putting those into our multiplexing format and incorporating that into part of our drug discovery portfolio. We’ve actually placed people there in that facility. They’re only about — they’re located about a mile from where we are. And so from within that area we believe we’ll be able to provide more of a high throughput screening format ADME/Tox type testing and that’s what we’re working towards on that.

Melissa Kim - JPMorgan - Analyst

Great, thank you. And maybe just one follow-up. Can you talk to the degree you’re seeing any change in dynamics in demand from pharmaceutical customers in your research business?

Bud Ingalls - Serologicals - CFO

Sure, what we’re seeing there, it’s an excellent question because they’re two countering dynamics. I just read a report from one of the analysts that’s probably on the phone today; I just read it last night. I believe it was where there’s a breakdown of pharmaceutical/biopharmaceutical R&D spending. And then when you break out the preclinical element and it identifies that some companies have sort of retracted, others are expanding. It sort of depends on where they currently are and what they’re working on in that.

We have not seen the contraction in preclinical R&D spending certainly that we’ve seen as the slowdown in NIH funding, which more impacts — certainly impacts the academic marketplace, nor have we seen the contraction that is discussed by some of our competitors. Our business, as I mentioned, is up about 82% and that’s largely a result of selling to industrial based customers. And also there is this increased trend on outsourcing within that sector. What we’re finding is increasingly certain elements of that stream of activities from drug discovery up through target selection are being evaluated for outsourcing which still are managed very tightly by experts within our customers — entities and companies.

But we have picked up major contracts, multimillion dollar contracts, hundreds of thousands of dollar contracts. It’s a very competitive process. I know that in one recent instance in drug discovery related to KinEASE profiling, etc., we were awarded a contract where quite frankly our bid or offer, our cost to our customer was 2.5 times what our most intense competitor laid on the table. We were selected and I personally was told the reason we were selected, it was not a pricing decision, it was more of what they saw as expertise, consistency, and quality. And that’s really what it comes down to.

So there is an increasing trend of looking at what internally companies can outsource up to the point of target selection and then they will continue to really drive the clinical development, regulatory development, and certainly commercial development. So we’re seeing that as a big benefit and we’re looking not only in additional areas, as I indicated — IM channels, etc., but also how we address this even more successfully from a geographic — because customers are all over the world that are looking to do this and we need to be close to them.

Melissa Kim - JPMorgan - Analyst

That’s great, thanks so much.

Operator

John Sullivan, Leerink Swann.

John Sullivan - Leerink Swann - Analyst

A couple of quick questions. First of all, you talked in your comments about — regarding EX-CYTE, 25 additional product candidates incorporating EX-CYTE into the manufacturing process. Can you just be a little bit — offer a little bit more clarity there? Are those products in human clinical trials or products not yet in human clinical trials?

David Dodd - Serologicals - President & CEO

They’re all not yet in human clinical trials, John, to our knowledge. Our dilemma here as always, as Bud indicated, for the first time we gave you an update on what we had learned recently. And only during fourth quarter and towards the latter half of these two products that are in Phase III. We knew of one and wanted to validate before we ever discussed that we had one out there. And then we more recently learned of the other one. The others, to our knowledge, the vast majority are certainly in preclinical. If any are in preclinical, they have not disclosed that — or they’re in clinical they have not disclosed that to us.

John Sullivan - Leerink Swann - Analyst

Okay, thanks very much. And regarding EX-CYTE in the decision to consolidate at the single facility, in the past you’ve talked about some potential customers expressing concern about the cell culture supplement product being manufactured in a single facility. Do you think that’s going to constrain your business opportunity going forward?

David Dodd - Serologicals - President & CEO

I don’t think it will. What you touch on was one of the three criteria that we evaluated at the time we made the decision in the summer of ‘02 to proceed. It’s a very important issue and element, not one in which we dismiss. And as you might imagine, we’ve had discussions with our customers about this that we were evaluating this concept to get to this decision. They’ve learned it today as you’ve learned. And what we have committed to is that although it is an issuing, we believe that by consolidating the distribution of activities also there in the Kankakee area we simply will carry additional inventory and have that opportunity as backups to them.

But we also have looked at that what we are working towards — and with first thought people might think we’re a little nuts — but we do believe, and one of our initiatives with the UCOE gene expression technology is to work with customers to reduce the amount of EX-CYTE and other supplements that we sell that they require by enhancing the productivity within their cell lines and within their processes based on our UCOE patented technology. We have 55 patents around that. So we have mapped that out and that was part of our rationale, which is perhaps we can reduce the amount of supplements necessary to produce these antibodies successfully. But for us get even greater value through the application of our patented technology in doing that.

So going after UCOE was all tied into an overall plan that basically our value equation in bioprocessing is we want to help customers optimize the expression of proteins and antibodies, etc., in cell lines and we want to garner the greatest value we can and that does not necessarily just have to be out of EX-CYTE and other supplements; it could be by actually selling less of that, but the application of the UCOE technology may be such that it far offsets that. And that’s part of our model.

But you’re right, it is an issue, but we have been so successful in expanding the capacity in excess of 50% within less than a year there and, as Bud mentioned, we’ve mapped it out that we expect to continue to do in Kankakee beyond 100,000 liters before we would even have to get into any type of substantial capital investment.

John Sullivan - Leerink Swann - Analyst

Okay, thanks very much regarding that. And to that point, over what period of time should we expect that that 100,000 liter capacity can be achieved, do you suppose?

Bud Ingalls - Serologicals - CFO

To further raise the production capacity, John, we will have to implement and spend some money on the CapEx side. It’s not a huge amount of money, but it’s several million dollars. And we will be looking at that as we monitor the continued growth of EX-CYTE. And we have identified the changes that will be required. We can utilize, frankly, some of the equipment out of our Lawrence facility to help us do that. But we will finalize those decisions during 2006.

David Dodd - Serologicals - President & CEO

John, this is David. In less than a year we have taken it from the 55,000 liters we’ve always had to in excess of 80,000. So we’ve demonstrated very successfully our ability. So right now we have a very comfortable margin of available capacity. So we’re not being driven to get it to the 100,000 at this point, but we have great confidence that we have the ability to with the investments and with what we’ve already demonstrated.

John Sullivan - Leerink Swann - Analyst

Thanks very much.

Operator

Stephanie Haggerty, Register & Akers.

Stephanie Haggerty - Register & Akers - Analyst

I’ve been watching you all for four years take this company and make it into a brand-new situation and I think you’ve done a remarkable job. And I’m just curious on Bud’s commentary about the stock options. I have seen so many companies in your same space that have considerably higher expenses for stock options, and since I firmly believe that your management has demonstrated to the Street that you can execute, you have executed, and you have built a new company, I just wondered if there were any plans to reward your team a little better.

David Dodd - Serologicals - President & CEO

Well, going back to EX-CYTE — Stephanie, I appreciate your kind comments and all. I think that is an issue we continue to look at, myself and other members of the Board. We certainly want to reward well for performance. We want to create incentives to drive beyond simply mediocrity. Mediocrity is only good for your competitors. We don’t believe in it.

We believe in superior growth, superior performance, and I think myself and the entire Board continue to look at that and we recognize that we have a strong management team. We’re starting to see some competitors, larger competitors probably become interested in some of our managers. So far we’ve actually been more successful with bringing people into this company from larger players and we will continue to focus on evaluating that and doing the very best that we can while we believe we continue to deliver the results for our shareholders.

It’s a tough issue. It’s a tough issue for a company that’s gone through a transformation, but it’s a critical issue. Because ultimately end of the day it’s the leadership, it’s the employee base that drive this value that has been so successful over the last several years and continues to be so. So we’ll keep you updated certainly formally through proxy statements, etc., but it’s not something that we are ignoring that I believe we’ll continue to focus on and look at.

Stephanie Haggerty - Register & Akers - Analyst

Well, my firm thanks you for a job well done.

Operator

Dan [Laurent], First Allied.

Dan Laurent - First Allied - Analyst

My first question, can you give me an idea — I know you built the Lawrence facility to manufacturer only EX-CYTE. Can you give me an idea of how difficult it would be for somebody else to come in there and convert that to be able to manufacture other products?

David Dodd - Serologicals - President & CEO

Certainly. I’ll comment and then I’ll turn it over to Bud. It is an excellent facility for fermentation and can be adapted for a broader basis and we’re certain for protein and antibody production. As Bud mentioned, we will certainly look to sell that. We will be talking to brokers to work with, have already identified a host of them that fit within this market space that work in there.

As you know, there’s a shortage of such types of production facilities, capabilities on an industry type basis. So we have a certain level of confidence and expectation there. But it’s an excellent facility, beautiful from the standards of engineering and capability for fermentation, etc. So I think and we expect that there will be interest in it for sure. Bud, did you have anything to add?

Bud Ingalls - Serologicals - CFO

No, I think that’s fair. We’re going to take some steps to make it even more attractive. We certainly already have got pretty state-of-the-art process — integrated process systems to support it. There are some very unique pieces of equipment, frankly, that we can utilize certainly in the short-term as backup to our Kankakee facility, namely things related to our filter press operation, and we will make the facility even more interesting hopefully to potential suitors.

Dan Laurent - First Allied - Analyst

Okay. Bud, can remind me how much it cost to build that facility?

Bud Ingalls - Serologicals - CFO

Today our books have about $33 million related to that facility.

Dan Laurent - First Allied - Analyst

Okay, thank you. And for the cost savings target from moving manufacturing from Lake Placid to Temecula, did you increase that from 3 million to 5 million? Did I hear that correctly?

Bud Ingalls - Serologicals - CFO

The cost savings related to this decision are really gross margin improvements as a result of consolidating all production at Kankakee, so —.

David Dodd - Serologicals - President & CEO

Oh, he was talking about Temecula.

Bud Ingalls - Serologicals - CFO

Oh, in terms of Temecula, it’s two separate efforts, one was the overhead. The $3 million is already achieved and there will be an additional 5 million on an annual basis that will be achieved as a result of moving manufacturing and all supply chain operations from Lake Placid out to Temecula.

Dan Laurent - First Allied - Analyst

But I guess my question is I thought that $5 million was sort of a $3 to $3.5 million number before. So I’m wondering where the additional $2 million is coming from and I just want to confirm that you are raising the bar for that.

Bud Ingalls - Serologicals - CFO

You’re right, Dan. We are raising the bar. As we’ve gone through and looked at the staffing, the leveraging of the structure and the infrastructure out at Temecula, we’re going to see more and more benefits from this integration and we’re very confident of achieving that. We are already moving forward with a number of steps to achieve those savings sooner rather than later.

Dan Laurent - First Allied - Analyst

Bud, with your comments on EX-CYTE that you have 25 projects in early stage development, is that 25 in addition to the 50 odd you had before, or does that mean you lost about half of what you had before?

David Dodd - Serologicals - President & CEO

Dan, this is David. The 50 were the ones that did the evaluations. When we had gone out in the past and had worked with people to do evaluations, of those — you may recall we had talked about not all those go through and we had gone from I think 54 was the number we had. And as best we know to date, out of the 54, a little over 25 are the ones that are continuing as projects. As with all pharmaceutical development, ultimately we may see two to three come out of that that get into clinical development, which it’s gone essentially from 54 that we had of the valuations to 25 plus, and that will continue to probably have an attrition rate as some projects just don’t work.

Dan Laurent - First Allied - Analyst

Okay. And for the two projects in Phase III, could you give us some sort of an idea of the market potential of those types of — of those drugs versus what’s already on the market?

David Dodd - Serologicals - President & CEO

On the end market, probably can give some insight, but that doesn’t really translate anyway into what it will mean to us because it really determines their manufacturing processes and how much EX-CYTE they would use per production lot and the size of that production lot, so I’ll use that as a qualifier. Both of these are in attractive markets that could deliver significant success for the holders of the NDAs and the markers of those. They’re not specialty niche type market products. And one of the companies is extremely secretive and it is very difficult for us to find out much information, to tell you the truth.

Dan Laurent - First Allied - Analyst

Okay. Well, if I remember right, one of them is a vaccine. Is the other one a drug for a chronic condition or —?

David Dodd - Serologicals - President & CEO

It is.

Dan Laurent - First Allied - Analyst

Okay. And then I guess my final question, on the back end loading of your guidance, which more severe in 2006 versus ‘05, that’s pretty unique to your company versus others in the industry. Can you, again, walk me through the primary drivers behind what’s —?

David Dodd - Serologicals - President & CEO

Sure. The primary driver behind it is clearly on the bioprocessing on Celliance, and it’s really driven by the element of the extreme concentration and we have four product lines and there are a total of ten customers worldwide that account for two-thirds of all the revenues. And when I say four product lines that account for over 90% of the revenues — and within those, as we have spoken before, and when one looks at blood typing, which is around a $30 million product for us, our mono serum line, you have three end customers.

You have three customers who control three-fourths of the end market of that marketplace and how they manage and run their business and it’s not a growth marketplace. Most of the world in blood typing has already converted to monoclonals. We have most of the business, in excess of 70% as best we can measure. So that marketplace grows rather lightly, 1 to 2 to 3% annually in volume.

EX-CYTE, we know the story there. Bud mentioned this is largely driven by three of those four customers and they manage their business in a certain way. Insulin is a very successful product with us. It’s driven by a couple of variables. One is certainly how much of supply we can receive of the product through our partnership with Novo Nordisk, and the other one again is the manufacturing processes that our customers have.

Bovine serum albumin and Probumin, again fits in because it tends to be a component used in conjunction largely with both EX-CYTE insulin as well as transferrin. So all of those other than the mono serum tend to fall into some common customer usage areas, and that drives very heavily the back loading. If one looks back over ‘05, the quarterly reports we’ve given on bioprocessing and then you take what we’ve given you today, you’ll see just how extreme that is within that business.

And what we’ve also started seeing quite frankly in the research segment, we’re starting to see more of a trend of shifting of businesses by customers, especially in the service related area. So where we have contracts with drug discovery services and all, some companies, as we’re all familiar with — and some of us who have spent many years in the pharmaceutical industry have probably driven part of this — will manage their budgets very tightly in the early part of the year and they start releasing them in the later part of the year. That is reflected in some activities in all of that preclinical work, and we see stronger business opportunities and stronger requests coming through, again, during the second half of the year there increasingly.

So we try our best to manage it. It’s frustrating and we’ve tried everything from incentives to customers to incentives the way we pay out to reps and all. And it’s just a very difficult process to smooth out the way one would like.

Dan Laurent - First Allied - Analyst

That color was very helpful, David.

Operator

[Vivek Khanna], Argus Partners.

Vivek Khanna - Argus Partners - Analyst

Can you just help us understand the acceleration in the organic growth? It was very impressive in 4Q. Is it more you think Serologicals specific or do you think there’s something in the market that’s causing the organic growth rate to be the mid to higher teens?

David Dodd - Serologicals - President & CEO

I think, Vivek — I’d like to think that it’s more of Serologicals. I do think we do play a role in it. We take very serious the guidance we put out there at the beginning of the year. We take extremely serious the budgets we establish internally that we judge ourselves upon. And we don’t let up and we try to make up. If we’ve had short falls, our focus is to keep getting it. We have seen increased productivity during the latter part of the year and certainly in the fourth quarter by our sales force. Remember, we brought in a new head, Mike Monko, for the whole research area in August.

We also have had some challenges. We were somewhat overwhelmed in the early part of the year, the first half, in the amount of demand we had for our drug discovery products and services coming out of Dundee. We took steps to look at that in great detail, again, just fundamental fundamentals, bringing in internally some of our expertise from across the Corporation in lean manufacturing process improvements and all. And what we were able to achieve there was to clean out the entire backlog that we had at midyear. And all of our customers not only resigned up for their subscriptions, but we added new ones as we go into ‘06.

Now in terms of the increases, it’s somewhat we try to reflect that because we anticipated that given all of our discussions with customers of bioprocessing and even in the first-quarter call Bud and I discussed with the disappointments of first quarter we had gone to all of our, again, ten customers majorly that we have to worry about and we have had very open discussions with them about their expectations, when they thought the product would be coming, and we tried to keep people updated throughout the year.

I think on the research side it’s a combination of probably some improvement of having a new head of the sales organization come in who has spent an incredible amount of time out in the field with the salespeople, with customers and all. Some of our sales have been out there doing that, and then also cleaning out probably some bottlenecks that we’ve had within some parts of that business. We had a very strong fourth quarter last year, you may recall. I believe our research last year was up 32%. So the strength we have this year is on top of a very strong fourth quarter that we had last year also.

Vivek Khanna - Argus Partners - Analyst

And then what was your guidance for EX-CYTE for ‘06? I missed that.

Bud Ingalls - Serologicals - CFO

Vivek, we really are not going to get into providing guidance for individual products. It just becomes too difficult both on an annual and quarterly basis.

Vivek Khanna - Argus Partners - Analyst

Okay, no problem. Thank you.

Operator

Paul Knight.

Paul Knight - Thomas Weisel Partners - Analyst

Do you guys expect EX-CYTE revenue to grow this year in ‘06?

David Dodd - Serologicals - President & CEO

What we had previously said, and I would expect the same, is that in the immediate term that EX-CYTE sales are going to come in annually about the same and we keep you updated. We see some customers that continue to increase demand, sometimes somewhat significantly, and it’s offset usually by one-fourth of the four key customer base. If it changes we will — if it changes and if it’s of any material we’ll certainly update you immediately as soon as we have that information.

But our model, our plan is about that same level. We’ve certainly seen continued strong growth in our insulin. We’ve seen continued good performance in our Probumin, and we tend to continue to be surprised, quite frankly, with our performance on mono serum. We keep telling you every year it’s going to grow next to nothing and it tends to do pretty good.

Paul Knight - Thomas Weisel Partners - Analyst

And David, the FDA data would show that the raw material for bovine serum continues to go up every month the last half of this year. Is that going to have an impact on you or what do you feel about that market environment right now both on the raw material side and I guess as well on the retail side for you?

David Dodd - Serologicals - President & CEO

For us we have very good agreements and we’re very comfortable with our sourcing agreements that we have and it will work according to plan for us. For us, our focus has been to continue to emphasize the serum-free nature of EX-CYTE, the total non — the animal free nature of our insulin, and we continue to work diligently on our animal free EX-CYTE product as well as our recombinant human — transferrin product that we have under development and all.

So, we hope to continue to bring those forward and all, but from the standpoint of our own supply, both our traditional supply here in the United States as well as what we have for our line — I call it our high test line of Australian sourced product where customers are seeking that, we feel very comfortable on the supply.

Paul Knight - Thomas Weisel Partners - Analyst

Are you guarded on price for an indefinite period or is there to drop dead date where you suddenly — you’re renegotiating contracts?

David Dodd - Serologicals - President & CEO

All of our contract always have some point of renegotiation. We also have very long-term arrangements with these companies, and we work those as you might imagine very strongly. This has been successful for both entities and we’ve obviously tried to leverage that.

Paul Knight - Thomas Weisel Partners - Analyst

All right, thank you.

Operator

John Sullivan.

John Sullivan - Leerink Swann - Analyst

Can you talk about your plans for 2006 regarding your distribution channel? Do you intend to be direct in more Asian countries in 2006? How are you approaching?

David Dodd - Serologicals - President & CEO

Excellent question, John. As you know, we made an announcement several months ago, a few months ago that we had hired an individual, Mr. Wylie Chen. Strong industry experience. While he is setting up our operations that was our first footprint into Asia-Pacific. As we’ve discussed previously, what we currently are doing is setting up our own — he’s established his office in Hong Kong. He’s hiring people right now as we speak, a small team of people and a small technical support.

What we will be doing is continuing to work primarily through some very good distributor relationships we have. We believe very strongly that if you’re working with distributors it’s sort of on-site so to speak and that you’re seeing them much more frequently. They’re going to be attuned to your needs and your interests more so than if you’re seeing them less frequently and from a longer distance, so that was part of the model.

There also are some end customers that we’ve identified that we believe it is very important for us to start assuming business relationships there. And we believe that there’s enhanced value by doing that. So the way I’ve reflected it is we are putting our footprint and beginning the process in Asia-Pacific. Asia-Pacific includes all the people we normally think of as well as India for us. And we already have a dedicated person in our scientific sourcing group that’s looking for new opportunities through academic research centers throughout Asia-Pacific, and now we’re starting to put our footprint in our commercial side.

As you may have seen in today’s slide, we have seen about a 30% growth rate in Asia-Pacific and we’re close to about $20 million as I recall. So it’s not peanut business there. We expect accelerated growth rates, dramatic accelerated growth rate in the region this year through the investments we’re making.

John Sullivan - Leerink Swann - Analyst

Thanks very much. And then separately, can you talk a little bit about where you are in the development process regarding inorganic EX-CYTE?

David Dodd - Serologicals - President & CEO

Sure. What we’ve said in the past is — I always want to reiterate — is that we have developed an animal free — we believe an animal free version of EX-CYTE, it performs as EX-CYTE performs, in our laboratory standpoint. So we have demonstrated proof of principal and we believe we’ve validated that. We still have a considerable amount of work to do before we are selling that in the leaders that we’d like to sell. In that, we do not expect to be at that point in 2006, and that’s I think consistent with what I’ve said in the last two quarterly teleconferences.

Once we do, we do not anticipate that this will go in and replace existing EX-CYTE customers, because we believe people will want to continue with what they have, although we’ll see and time will tell. So we really will be looking at it as picking up future new projects. It may end up being a mix of those for regulatory reasons and different geographies for all we know. We have certainly high interest in the marketplace and among our customers for such product. We think that will be companioned with our competent human in insulin, with Incelligent, and then also with the subsequent recombinant human transferrin.

You may recall we announced sometime in ‘05 that we had purchased the patent — worldwide patent for recombinant human transferrin. And so we continue to work on development of a product based upon those patents. We had had some work on our own in the past from that and we always knew about this patent. So we knew at some point we needed to have some discussions with them and we were successful at obtaining the patent. So our concept is to certainly bring forward a group of products largely that would be animal free and then in conjunction with certain technologies such as UCOE technology, provide people the way to be even more successful and change the standards of what people anticipate for levels of expression of antibodies from proteins and cell lines.

John Sullivan - Leerink Swann - Analyst

 Thanks very much.

Operator

And with that we have no further questions. I’d like to turn the call back over to Mr. Ingalls and Mr. Dodd for any further comments.

David Dodd - Serologicals - President & CEO

Thank you, Carlo, and I want to thank everyone for your interest in our conference call today. I also invite you if any of you or any others listening in are going to be in San Francisco at the JPMorgan conference. But will be there and will be presenting and available to answer additional questions. That will be on Monday, next Monday, the ninth. So we welcome your interest. We thank you for that and we look forward to consistently continuing to update you throughout ‘06 on our progress. Thank you. Have a great day.

Operator

Ladies and gentlemen, we thank you for your participation in today’s conference. This concludes your presentation and you may now disconnect.

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